EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES
REVISED THIRD QUARTER AND 2002 EXPECTATIONS

RALEIGH, North Carolina (October 18, 2002) – Martin Marietta Materials, Inc. (NYSE:MLM), announced today that it expects third quarter 2002 earnings to be around $0.80 per diluted share. Previous guidance indicated that third quarter earnings would approximate the $0.95 per diluted share reported in 2001. Weak economic conditions are affecting the aggregates industry and have led to reduced aggregates demand. While heritage volumes for the Corporation are down slightly for the quarter, the mix of regions contributing to the decline in aggregates volumes has had a negative impact on margins. Additionally, in response to declining demand, the Corporation has initiated production slowdowns to control inventory levels, which have resulted in under-absorption of fixed costs. Declining volumes have also affected cost improvement plans at Meridian and other acquired and recently expanded locations. The Alabama and North Carolina quarries, acquired during the second quarter of the year, are performing well, effectively offsetting the prior year’s third quarter earnings contribution made by divested operations in Ohio and Virginia. These negatives were offset by a lower-than-anticipated estimated effective tax rate, which is expected to be 35 percent for the year.

Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of the Corporation, stated, “The third quarter performance was in direct contrast to the record sales and earnings we recorded in the second quarter. Economic weakness and the related reduction in aggregates demand, particularly the pace of decline in our North Carolina, South Carolina and portions of our Georgia markets, significantly affected results. The industry has seen a notable reduction in building activity. Commercial construction is down in excess of 20 percent in a year-over-year comparison, while residential building is neutral. Road construction demand is below expectations, with widespread state budget deficits delaying road construction.

“In addition to economic-related volume reduction, the Company has been affected by 11 tropical storms or hurricanes during the quarter, leading to major flooding in Texas and reduced shipments and operating efficiencies across the affected areas.

“The outlook for the remainder of 2002 is soft with no expected improvement in industry demand. This continued weakness will affect operating efficiencies as well as sales. As such, we now expect net earnings for 2002 to range from $2.00 to $2.15 per diluted share, exclusive of the effect of the impairment charge associated with the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets.”

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Martin Marietta will host its quarterly conference call to discuss earnings on Thursday, October 31, 2002. A press release, expected to be issued next week, will announce the details of the conference call.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemicals used in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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